                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER dated as of March 19, 1999 (this "AGREEMENT"), is entered into by and among FLIR Systems, Inc., an Oregon corporation ("ACQUIROR"), Irabu Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("SUB"), Inframetrics, Inc., a Delaware corporation ("TARGET") and the shareholders of Target listed on Exhibit
                                                                         -------
A hereto (each a "TARGET SHAREHOLDER" and together, the "TARGET SHAREHOLDERS").
-

                                   RECITALS:

          A. The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and their respective shareholders that Acquiror and Target combine in order to advance the long-term business interests of Acquiror and Target;

          B. The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquiror and the shareholders of Target will become shareholders of Acquiror (the "MERGER");

          C. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

          D. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction;

          E. As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain employees of Target who are also shareholders of Target (including Jay S. Teich, Andrew C. Teich, Daniel Manitakos and Azriel Biberstain) have, concurrently with the execution of this Agreement each executed and delivered an Employment Agreement in the form attached hereto as Exhibit B (the "EMPLOYMENT AGREEMENTS"), which agreements shall only become
---------
effective at the Effective Time (as defined in Section 1.1 below).

          F. As a further condition and inducement to Acquiror's willingness to enter into this Agreement, each Target Shareholder has executed and delivered to Acquiror a Shareholders Agreement in the form attached hereto as Exhibit C (the
                                                                 ---------
"SHAREHOLDERS AGREEMENTS").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

     Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, an agreement of merger (the "AGREEMENT OF MERGER") in such mutually acceptable form as is required by the relevant provisions of the Delaware General Corporation Law ("DELAWARE LAW") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Agreement of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Agreement of Merger (the "EFFECTIVE TIME").

     Section 1.2 Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Oregon time, on a date to be specified by Acquiror and Target, which shall be no later than the sixth business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 8 (other than the delivery of the officers certificates and opinions of counsel and other documents referred to therein) (the "CLOSING DATE"), at the offices of Ater Wynne LLP, 222 S.W. Columbia, Suite 1800, Portland, Oregon unless another date or place is agreed to in writing by Acquiror and Target.

     Section 1.3  Effects of the Merger.

          (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to below as the "CONSTITUENT CORPORATIONS" and Target following consummation of the Merger is sometimes referred to below as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, except that Article 1 thereof shall be amended to read: "The name of the corporation is Inframetrics, Inc.," and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

     Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE 2

                           CONVERSION OF SECURITIES

     Section 2.1  Conversion of Capital Stock.

          (a) Conversion of Target Class B Stock.  Immediately prior to the
              ----------------------------------
Effective Time, each Target Shareholder that holds of record any shares of Class B Stock, $.01 par value, of Target ("TARGET CLASS B STOCK") shall be deemed to have delivered a written election to Target pursuant to Article IV Section A.6 of Target's Amended and Restated Certificate of Incorporation ("TARGET CERTIFICATE OF INCORPORATION") electing to convert the shares of Target Class B Stock held by such Target Shareholder into shares of Redeemable Preferred Stock, $.01 par value, of Target ("TARGET REDEEMABLE PREFERRED STOCK") and shares of Common Stock, $.01 par value, of Target ("TARGET COMMON STOCK"). Without any further action on the part of any holder of Target Class B Stock, each share of Target Class B Stock shall be deemed to have been converted into (i) the number of shares of Target Redeemable Preferred Stock which results from dividing the Class B Liquidation Preference Amount (as defined below) by the Redeemable Base Liquidation Amount (as defined below) and (ii) ten (10) shares of Target Common Stock (in the case of both (i) and (ii), subject to any applicable adjustments from the date hereof through the Closing Date in accordance with the Target Certificate of Incorporation). The shares of Target Common Stock deemed to be issued upon the conversion of the Target Class B Stock are referred to herein as the "COMMON CONVERSION SHARES." "CLASS B LIQUIDATION PREFERENCE AMOUNT" means $147.06 plus cumulative dividends at the rate per annum of ten and three-fourths percent (10.75%) from September 30, 1996 through the Closing Date. "REDEEMABLE BASE LIQUIDATION AMOUNT" means $147.06.

          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Class B Stock, Target Common Stock, Target Redeemable Preferred Stock or capital stock of Sub or
Acquiror:

               (i) Capital Stock of Sub.  Each issued and outstanding share of
                   --------------------
     the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value, of the Surviving Corporation.

               (ii) Cancellation of Acquiror-Owned and Target-Owned Stock.  All
                    -----------------------------------------------------
     shares of Target Common Stock, Target Class B Stock or Target Redeemable Preferred Stock that are owned by Acquiror, Sub, Target or any other direct or indirect Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. All shares of Common Stock, $.01 par value, of Acquiror ("ACQUIROR COMMON STOCK") owned by Target shall remain unaffected by the Merger. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (c)  Exchange Ratio.
               --------------

               (i) Subject to Sections 2.2 and 2.4, each share of Target Redeemable Preferred Stock deemed to be issued and outstanding by virtue of the operation of Section 2.1(a) (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive a number of fully paid and nonassessable shares of Acquiror Common Stock equal to the "Redeemable Preferred Exchange Ratio." The "REDEEMABLE PREFERRED EXCHANGE RATIO" shall be determined by dividing $147.06 by the average of the closing sale prices of Acquiror Common Stock on the Nasdaq Stock Market for each of the 20 trading days ending on the sixth trading day immediately preceding the Closing Date (the "CLOSING STOCK PRICE").
     The shares of Acquiror Common Stock into which such shares of Target Redeemable Preferred Stock are converted are referred to herein as the "REDEEMABLE PREFERRED CONVERSION SHARES."

               (ii) Subject to Sections 2.2 and 2.4, each issued and outstanding share of Target Common Stock, including the Common Conversion Shares, (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive a number of fully paid and nonassessable shares of Acquiror Common Stock equal to the "Common Stock Exchange Ratio." The "COMMON STOCK EXCHANGE RATIO" shall be determined by dividing the difference between (i) 2,300,000 and (ii) the number of Redeemable Preferred Conversion Shares, by the sum of (x) the total number of shares of Target Common Stock issued and outstanding at the Effective Time, plus (y) the Common Conversion Shares, plus (z) the total number of
           ----                                   ----
     shares of Target Common Stock issuable upon exercise of Target Options (as defined in Section 2.1(d)) outstanding at the Effective Time, whether vested or unvested.

               (iii) All shares of Target Common Stock and Target Redeemable Preferred Stock, when converted as provided in this Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest.

               (iv) Subject to Sections 9.1(f) and (g), the Common Stock Exchange Ratio shall not change as a result of fluctuations in the market price of Acquiror Common Stock between the date of this Agreement and the Effective Time. If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted.

          (d) Target Stock Options.  At the Effective Time, all then outstanding
              --------------------
options, whether vested or unvested, ("TARGET OPTIONS") to purchase Target Common Stock issued under Target's Stock Option Plans (the "TARGET OPTION PLAN") will be assumed by Acquiror in accordance with Section 6.5. All of the Target Options are listed in Section 3.5 of the Target Disclosure Schedule attached hereto.

     Section 2.2 Escrow Agreement. At the Effective Time or such later time as determined in accordance with Section 2.3(b), Acquiror will deposit in escrow certificates representing ten percent of the number of shares of Acquiror Common Stock issuable to the Target Shareholders at the Effective Time. Such shares shall be held in escrow on behalf of the Target Shareholders entitled to receive shares of Acquiror Common Stock at the Effective Time, on a pro rata basis, in accordance with each such Target Shareholder's percentage ownership ("PRO RATA PORTION") of Acquiror Common Stock to be issued in the Merger pursuant to
Section 2.1(c). Such shares (the "ESCROW SHARES") shall be held by the escrow agent (the "ESCROW AGENT") as security for the indemnification obligations under
Article 10 and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") to be executed pursuant to Section 7.6.

     Section 2.3  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Class B Stock held by a holder who has exercised such holder's appraisal rights in accordance with Section 262 of Delaware Law, and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Section 262 of Delaware Law.

          (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock or Target Class B Stock who asserts his appraisal rights with respect to such shares in accordance with Section 262 of Delaware law shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and payment for fractional shares as provided in Sections 2.1(c) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his
        --------
appraisal rights after the Effective Time, then, at such time Acquiror will deposit in escrow certificates representing such holder's Pro Rata Portion of the Escrow Shares.

          (c) Target shall give Acquiror (i) prompt notice of any written demands for appraisal with respect to any shares of capital stock of Target pursuant to Section 262 of Delaware Law, withdrawals of such demands, and any other instruments concerning appraisal served pursuant to Delaware Law and received by the Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to appraisal rights under Delaware Law. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any appraisal rights with respect to Target Common Stock or Target Class B Stock or offer to settle or settle any such demands.

     Section 2.4  Exchange of Certificates.

          (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("CERTIFICATES") which represented shares of Target Common Stock or Target Class B Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Acquiror, and receive promptly in exchange for all Certificates surrendered by such holder a certificate representing the number of whole shares of Acquiror Common Stock (other than the Escrow Shares, which shall be deposited as provided by Section
2.2 of this Agreement) into which the Target Common Stock or Target Class B Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article 2 of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be mutually agreed by Acquiror and Target.
Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Target Common Stock or Target Class B Stock shall be deemed for all corporate purposes after the Effective Time to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Target Common Stock or Target Class B Stock have been converted but shall, subject to applicable appraisal rights under Delaware Law and Section 2.3, have no other rights. Subject to appraisal rights under Delaware Law and Section 2.3, from and after the Effective Time, the holders of shares of Target Common Stock or Target Class B Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock into which such shares of Target Common Stock or Target Class B Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Target of shares of Target Common Stock or Target Class B Stock outstanding immediately prior to the Effective Time.

          (b) If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer is permitted by applicable law and (iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock issuable in exchange therefor pursuant to the provisions of this
Article 2. The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d) Neither Acquiror or Target shall be liable to a holder of shares of Target Common Stock, Target Redeemable Preferred Stock or Target Class B Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of this Article 2 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 2.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6 below until the holder of record of such Certificate shall surrender such Certificate or applicable documents in lieu thereof pursuant to Section 2.4(c). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such whole shares of Acquiror Common Stock.

     Section 2.6 No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued in the Merger. In lieu of the issuance of any such fractional shares, Acquiror shall pay to each holder of shares of Target Common Stock or Target Class B Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) an amount in cash (rounded to the nearest whole cent and without interest) determined by multiplying (i) the fraction of a share of Acquiror Common Stock which such holder would otherwise be entitled to receive by (ii) the Closing Stock Price.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF TARGET


     Section 3.1 Making of Representations and Warranties. As a material inducement to Acquiror and Sub to enter into this Agreement and consummate the transactions contemplated hereby, Target represents and warrants to Acquiror and Sub, except as disclosed in the disclosure schedule delivered to Acquiror pursuant to this Agreement (the "TARGET DISCLOSURE SCHEDULE"), arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, as follows:

     Section 3.2 Organization and Corporate Power. Target is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 3.2 of the Target Disclosure Schedule and (b) in each jurisdiction in which the failure to be so qualified or registered could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property, or results of operations of Target or any Target Subsidiary (as defined below) in an amount in excess of $100,000 (a "TARGET MATERIAL ADVERSE EFFECT"). Each Subsidiary of Target (each, a "TARGET SUBSIDIARY") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization listed in Section 3.2 of the Target Disclosure Schedule, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 3.2 of the Target Disclosure Schedule and (b) in each jurisdiction in which the failure to be so qualified or registered would have a Target Material Adverse Effect. Section 3.2 of the Target Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Target and each Target Subsidiary and a true and complete list of all states and other jurisdictions in which Target and each Target Subsidiary maintains any employees. Each of Target and the Target Subsidiaries has all required corporate power and authority to carry on its business as presently conducted, and Target has all required corporate power and authority to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The copies of the certificate of incorporation and by-laws (or similar organizational documents) ("CERTIFICATE OF INCORPORATION" and "BYLAWS," respectively) of Target and the Target Subsidiaries, as amended to date, which have been furnished to counsel for Acquiror by Target, are correct and complete at the date hereof. Neither Target nor any of the Target Subsidiaries is in violation of any term of its Certificate of Incorporation or Bylaws, or in violation of any material term of any material agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Target or any of the Target Subsidiaries or to which Target or any of the Target Subsidiaries is a party.

     Section 3.3 Corporate Records. The corporate record books of Target and the Target Subsidiaries accurately record all corporate action taken by its shareholders and board of directors and committees. The copies of the corporate records of Target and the Target Subsidiaries, as made available to Acquiror for review, are true and complete copies of the originals of such documents.

     Section 3.4 Authorization and Non-Contravention; Required Filings and Consents.

          (a) Target has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements executed or to be executed by or on behalf of Target or the Target Shareholders pursuant hereto or contemplated hereby (collectively, the "TRANSACTION DOCUMENTS") and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, the valid and binding obligation of Target, enforceable in accordance with its terms.

          (b) The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target or any Target Subsidiary, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target or any Target Subsidiary is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Target Subsidiary or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Target Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Target or any Target Subsidiary in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Target Material Adverse Effect.

     Section 3.5 Capitalization. As of the date hereof and as of the Closing, the authorized capital stock of Target consists and will consist only of 1,532,000 shares of Target Common Stock of which 218,250 shares are and will be issued and outstanding (provided, however, that additional shares of Target Common Stock may be issued prior to Closing upon the due exercise of vested and outstanding Target Options), 68,000 shares of Target Class B Stock, all of which shares are and will be issued and outstanding, 350,000 shares of Redeemable Preferred Stock of which no shares are or will be issued and outstanding, and 50,000 shares of undesignated preferred stock, par value $.01 per share, of which no shares are or will be issued and outstanding. The outstanding shares of capital stock of each Target Subsidiary are held beneficially and of record by Target free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances, rights or restrictions of any nature except as set forth in Section 3.5 of the Target Disclosure Schedule. Except for the Target Options (all of which are disclosed in Section 3.5 of the Target Disclosure Schedule) and the Target Class B Stock, neither Target nor any of the Target Subsidiaries has issued or agreed to issue nor is obligated to issue any warrants, options or other rights to purchase or acquire any shares of its capital stock, or any securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. The issued and outstanding shares of Target Common Stock and Target Class B Stock are held of record by the shareholders of Target as set forth and identified in the shareholder list attached as Schedule 3.5(a)(i) to the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders as set forth and identified in the option holder list attached as Schedule 3.5(a)(ii) to the Target Disclosure Schedule. As of the date hereof, all of the outstanding shares of capital stock of Target and each of the Target Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and are not subject to any preemptive rights. There are no preemptive rights, rights of first refusal, put or call rights or obligations, or anti-dilution rights with respect to the issuance, sale or redemption of Target's capital stock, nor are there any obligations to repurchase, redeem or otherwise acquire any shares of Target's capital stock, other than as set forth in the Target Certificate of Incorporation and such rights or obligations as are set forth on Section 3.5 of the Target Disclosure Schedule. Except as set forth in Section 3.5 of the Target Disclosure Schedule, there are no rights to have Target's capital stock registered for sale to the public in connection with the laws of any jurisdiction, and to the best knowledge of Target, there are no agreements relating to the voting of Target's voting securities and no restrictions on the transfer of Target's capital stock. All Target Options have been issued in accordance with the terms of the Target Option Plan and pursuant to the forms of option agreement previously provided to Acquiror or its representatives. No option will by its terms require an adjustment in connection with the Merger. Except as set forth in Section 3.5 of the Target Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Target in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any additional benefits for any optionee under any Target Option; or (iii) the inability of Acquiror after the Effective Time to exercise any right or benefit held by Target prior to the Effective Time with respect to any Target Option assumed by Acquiror.

     Section 3.6 Target Subsidiaries; Investments. Target has no direct or indirect subsidiaries other than the Target Subsidiaries set forth on Section
3.6 of the Target Disclosure Schedule. Except as set forth on Section 3.6 of the Target Disclosure Schedule, neither Target nor any of the Target Subsidiaries owns nor has any direct or indirect equity interest in or Control over any corporation, partnership, joint venture or other entity of any kind. The term "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term "PERSON" shall mean an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

     Section 3.7 Prior Transactions. Neither Target nor any Target Subsidiary is party to, nor is otherwise obligated in any manner under, any agreement, arrangement or understanding regarding acquisitions, mergers, consolidations, asset sales, joint ventures or similar transactions.

     Section 3.8 Financial Statements. Included in Section 3.8 of the Target Disclosure Schedule are the following financial statements and schedules of Target, all of which statements (including the footnotes and schedules thereto) were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments, the absence of footnotes and other disclosure associated with an audited report) and fairly present in all material respects the financial condition of Target and the corporations consolidated with Target in the applicable financial statements on the dates of such statements and the results of their operations and their cash flows for the periods covered thereby: (a) audited consolidated balance sheets of Target as at December 31, 1996 and 1997 and the related statements of income, retained earnings and cash flow for the respective fiscal years then ended, in each case certified by the independent certified public accountants of Target, (b) a consolidated balance sheet of Target as of September 30, 1998 (the "MOST RECENT BALANCE SHEET") and related statements of income, retained earnings and cash flow for the nine month period then ended, certified by Target's Chief Financial Officer, and (c) complete and correct copies of all attorneys' responses to audit inquiry letters and all management letters from Target's independent certified public accountants for the periods ended December 31, 1996 and 1997. Nothing has come to the attention of the management of Target since such respective dates which would indicate that such financial statements and schedules were not true and correct in all material respects as of the date thereof.

     Section 3.9  Absence of Undisclosed Liabilities.

          (a) As of the date of the Most Recent Balance Sheet, neither Target nor any of the Target Subsidiaries had any liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Target or any Target Subsidiary or the conduct of its business prior to the date of the Most Recent Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except the liabilities
(i) stated or specifically adequately reserved against on the Most Recent Balance Sheet, (ii) reflected in Section 3.9(a) of the Target Disclosure Schedule, or (iii) immaterial liabilities incurred in the ordinary course of business of Target or the Target Subsidiaries which are not required to be reflected in the Most Recent Balance Sheet or the notes thereto under GAAP.

          (b) As of the Closing Date, neither Target nor any of the Target Subsidiaries will have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Target or any Target Subsidiary or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Most Recent Balance Sheet or the notes thereto, (ii) reflected in Section 3.9(b) of the Target Disclosure Schedule, (iii) incurred in the ordinary course of business of Target or the Target Subsidiaries consistent with the terms of this Agreement or (iv) which would not be required to be disclosed by Target on a balance sheet prepared as of the Closing Date under GAAP.

     Section 3.10 Absence of Certain Developments. Since December 31, 1997, each of Target and the Target Subsidiaries has conducted its business only in the ordinary course consistent with past practice and, except as otherwise set forth in Section 3.10 of the Target Disclosure Schedule, there has not been:

          (a) any change in the financial condition, properties, assets, liabilities, business or operations of Target or any of the Target Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had a Target Material Adverse Effect;

          (b) any material contingent liability incurred by Target or any of the Target Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, Target or any of the Target Subsidiaries;

          (c) any material mortgage, encumbrance or lien placed on any of the properties of Target or any of the Target Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

          (d) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, since the date of the Most Recent Balance Sheet, incurred by Target or any of the Target Subsidiaries other than obligations and liabilities incurred in the ordinary course of business and not prohibited by the terms of this Agreement and, since June 30, 1998, there has not been any decrease in net working capital;

          (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Target or any of the Target Subsidiaries other than in the ordinary course of business or as contemplated by this Agreement;

          (f) any damage, destruction or loss, whether or not covered by insurance which has had a Target Material Adverse Effect on the properties, assets or business of Target or any of the Target Subsidiaries;

          (g) any declaration, setting aside or payment of any dividend by Target or any of the Target Subsidiaries, or the making of any other distribution in respect of the capital stock of Target or any of the Target Subsidiaries, or any direct or indirect redemption, purchase or other acquisition by Target or any of the Target Subsidiaries of its own capital stock;

          (h) any material labor trouble or material claim of unfair labor practices involving Target or any of the Target Subsidiaries; any material change in the compensation payable or to become payable by Target or any of the Target Subsidiaries to any of its officers or employees other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees;

          (i) any material change with respect to the officers of Target or any of the Target Subsidiaries;

          (j) any payment or discharge of a material lien or liability of Target or any of the Target Subsidiaries which was not shown on the Most Recent Balance Sheet or incurred in the ordinary course of business thereafter;

          (k) any obligation or liability incurred by Target or any of the Target Subsidiaries to any of its officers, directors, stockholders or employees, including any material increases in compensation, or any loans or advances made by Target or any of the Target Subsidiaries to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to directors, officers or employees;

          (l) any change in accounting methods or practices of Target or any of the Target Subsidiaries;

          (m) any other material transaction entered into by Target other than transactions in the ordinary course of business; or

          (n) any agreement or understanding whether in writing or otherwise, for Target or any of the Target Subsidiaries to take any of the actions specified in paragraphs (a) through (m) above.

     Section 3.11 Accounts Receivable and Inventories.

          (a) Except to the extent reserved against in the Most Recent Balance Sheet, all of the accounts receivable of Target and each of the Target Subsidiaries are valid and enforceable claims, neither Target nor any of the Target Subsidiaries has received notice that such claims are subject to set-off or counterclaim, and such claims are, in the best judgment of Target, fully collectable in the normal course of business (assuming the business is conducted consistent with past practice), after deducting the allowance for doubtful accounts stated in the Most Recent Balance Sheet and adjusted since the date thereof in accordance with GAAP. Neither Target nor any of the Target Subsidiaries has any accounts receivable from any person which is an Affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, of any of its directors, officers, employees, or stockholders except as set forth in Section 3.11 of the Target Disclosure Schedule.

          (b) The inventories of Target at September 30, 1998 are shown on the Most Recent Balance Sheet. Such inventories and the inventories acquired by Target subsequent to the date of such balance sheet consist of items of a quality and quantity usable and salable in the normal course of its business (assuming the business is conducted consistent with past practice) over a period of not more than one year from the date of this Agreement, subject to recorded reserves reflected on the Most Recent Balance Sheet. The values of obsolete materials and materials below standard quality as they relate to the business as currently conducted have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor in accordance with GAAP. All items included in such inventories are owned by Target, except for sales made subsequent to the date of such balance sheet in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of Target in accordance with GAAP. All inventories of raw materials and finished goods are carried on the Most Recent Balance Sheet and are carried on the books of Target at the lower of cost (first in - first out) or market.

     Section 3.12 Distributions to Shareholder; Transactions with Affiliates.

          (a) All distributions, dividends and other payments made by Target to the Target Shareholders during the calendar years 1997 and 1998 are described in
Section 3.12(a) of the Target Disclosure Schedule, including the date, amount, recipient and purpose of each such distribution, dividend or payment.

          (b) Except as set forth in Section 3.12(b) of the Target Disclosure Schedule, there are no material loans, leases or other continuing transactions (other than ordinary compensation payments) between Target or any of the Target Subsidiaries and any present or former shareholder, director or officer of Target, or any member of such officer's, director's or shareholder's immediate family, or any person controlled by such officer, director or shareholder or his or her immediate family. Except as set forth in Section 3.12(b) of the Target Disclosure Schedule, no shareholder, director or officer of Target or any of the Target Subsidiaries, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any material competitor or supplier of Target or any of the Target Subsidiaries, or any organization which has a material contract or arrangement with Target or any of the Target Subsidiaries.

     Section 3.13 Title to Properties. Except as set forth in Section 3.13 of the Target Disclosure Schedule, each of Target and the Target Subsidiaries owns all of its material properties and assets reflected on the Most Recent Balance Sheet or acquired thereafter, in each case free and clear of all liens, restrictions or encumbrances. All material equipment included in such properties which is necessary to the business of Target and the Target Subsidiaries is in normal operating condition and repair (ordinary wear and tear excepted) and all leases of real or material personal property to which Target or a Target Subsidiary is a party are fully effective and afford Target or such Target Subsidiary, peaceful and undisturbed possession of the subject matter of the lease. Neither Target nor any Target Subsidiary is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties which violation would have a Target Material Adverse Effect, nor has it received any notice of such violation. Neither Target nor any Target Subsidiary owns any real property or, except as set forth in Section 3.13 of the Target Disclosure Schedule, any interests in real property. Section 3.13 of the Target Disclosure Schedule contains a description of all personal property with an individual net book value in excess of $50,000 or categories of such property (which may be described based upon such categories) in excess of $100,000. There are no defaults by Target or any Target Subsidiary or, to the best knowledge of Target, by any other party which might curtail in any material respect the present use of the material properties of Target or any Target Subsidiary listed in Section
3.13 of the Target Disclosure Schedule. The performance by Target of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any material lease listed in Section 3.13 of the Target Disclosure Schedule.

     Section 3.14 Tax Matters. Target and each of the Target Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, property taxes, customs and duties, whether or not measured in whole or in part by net income (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 3.8 above or which the failure to pay would not have a Target Material Adverse Effect on Target and the Target Subsidiaries taken as a whole. The provisions for Taxes on the Most Recent Balance Sheet are sufficient as of its date for the payment of all accrued and unpaid Taxes of any nature of Target or any of the Target Subsidiaries, and any applicable Taxes owing by Target or any of the Target Subsidiaries to any jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which Target or any of the Target Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or, to the best knowledge of Target, threatening to assert against Target or any of the Target Subsidiaries any deficiency or claim for additional Taxes. Except as set forth in Section 3.14 of the Target Disclosure Schedule, there has not been any audit of any tax return filed by Target or any of the Target Subsidiaries. Except as set forth in Section 3.14 of the Target Disclosure Schedule, no waiver or agreement by Target or any of the Target Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. Neither Target nor any of the Target Subsidiaries is a party to any agreement, contract or arrangement that would result individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE").

     Section 3.15 Certain Contracts and Arrangements.  Except as set forth in
Section 3.15 of the Target Disclosure Schedule (with true and correct copies delivered to Acquiror), neither Target nor any of the Target Subsidiaries is currently a party or subject to or bound by:

          (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

          (b) any contract, lease or agreement creating any obligation of Target or any of the Target Subsidiaries to pay to any third party $100,000 or more with respect to any single such contract or agreement;

          (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $100,000;

          (d) any contract containing covenants directly or explicitly limiting in any material respect the freedom of Target or any of the Target Subsidiaries to compete in any line of business or with any person or entity;

          (e) any material license agreement (as licensor or licensee);

          (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $100,000;

          (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $100,000 or any pledge or security arrangement;

          (h) any joint venture, partnership, manufacturing, development or supply agreement;

          (i) any employment contracts or agreements with officers, directors or stockholders of Target or any of the Target Subsidiaries;

          (j) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of Target or any of the Target Subsidiaries, including without limitation any agreement with any shareholder of Target or any of the Target Subsidiaries which includes without limitation, anti-dilution rights, registration rights, voting arrangements or operating covenants;

          (k) any pension, profit sharing, retirement or stock options plans;

          (l) any agreement providing for the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Target or any of the Target Subsidiaries;

          (m) any executory acquisition, merger or similar agreement;

          (n) any material contract with a governmental body under which Target, or any of the Target Subsidiaries, may have an obligation for renegotiation;

          (o) any sales representative or distributorship agreement;

          (p) any dealer, reseller, OEM, value added reseller, agency or franchise agreement;

          (q) any agreement which requires prior approval in connection with a change in control of Target or which will be in default or which gives rise to termination rights following a change in control of Target; or

          (r) any other material contract not executed in the ordinary course of business.

     All material contracts, agreements, leases and instruments to which Target or any of the Target Subsidiaries is a party or by which Target or any of the Target Subsidiaries is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of Target or such Target Subsidiary, and, to the best knowledge of Target, are enforceable in accordance with their respective terms. Target has no knowledge of any notice or threat to terminate any such agreements, which termination would have a Target Material Adverse Effect. Neither Target nor any of the Target Subsidiaries is in default in complying with any material provisions of any material contract, agreement or instrument, and to the best knowledge of Target, no condition or event or fact exists which, with notice, lapse of time or both would constitute a default thereunder on the part of Target or such Target Subsidiary, except for any such default, condition, event or fact that, individually or in the aggregate, would not have a Target Material Adverse Effect. Except as specifically indicated on the Target Disclosure Schedule, none of the material contracts of Target provides for indemnification by Target of any third party. No claims have been made or threatened that would require indemnification by Target, and Target has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

     Section 3.16 Intellectual Property Rights; Employee Restrictions. Except as set forth in Section 3.16 of the Target Disclosure Schedule:

          (a) Target or one of the Target Subsidiaries has exclusive ownership of, with the right to use, sell, license, dispose of, and bring actions for infringement of, all Intellectual Property Rights (as hereinafter defined) used in or necessary to the conduct of its business as presently conducted (the "TARGET RIGHTS"), which Target Rights are sufficient for the conduct of its business as presently conducted;

          (b) To the best knowledge of Target, the business of Target and each of the Target Subsidiaries as presently conducted and the production, marketing, licensing, use and servicing of any products or services of Target and each of the Target Subsidiaries, do not infringe any patent, trademark, copyright or trade secret rights of any third parties or any other Intellectual Property Rights of any third parties;

          (c) No claim is pending or, to the best knowledge of Target, threatened against Target or any of the Target Subsidiaries nor has Target received any written notice or other written claim from any person asserting that any of the present or contemplated activities of Target or any of the Target Subsidiaries infringe or may infringe any Intellectual Property Rights of such person, and Target is not aware of any infringement by any other person of any material rights of Target or any of the Target Subsidiaries under any Intellectual Property Rights; and

          (d) Each current and former employee of Target or any of the Target Subsidiaries, and each of the consultants and independent contractors of Target or any of the Target Subsidiaries in each case involved in development of any material Intellectual Property

Rights, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to Target or such Target Subsidiaries which seeks to protect the confidentiality of, and vests ownership of inventories and copyrights developed during the term of employment of engagement in, Target or such Target Subsidiary. Neither Target nor any of the Target Subsidiaries has received any notice that any of such employees, consultants or independent contractors is in violation of any such agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.

     As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights, including, without limitation, all of the registered rights of Target or any of the Target Subsidiaries set forth in
Section 3.16 of the Target Disclosure Schedule, and all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, development tools, promotional materials, databases, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records. Section 3.16 of the Target Disclosure Schedule contains a list and brief description of all patents, patent applications, trademarks and registered copyrights owned by or registered in the name of Target or any of the Target Subsidiaries or of which Target or any of the Target Subsidiaries is the licensor or a licensee of a material right or in which Target or any of the Target Subsidiaries has any material right.

     Section 3.17 Litigation. There is no litigation or governmental or administrative proceeding or investigation pending or, to the best knowledge of Target, threatened against Target or any of the Target Subsidiaries or affecting the properties or assets of Target or any of the Target Subsidiaries, or, as to matters related to Target, against any officer, director or shareholder or key employee of Target or any of the Target Subsidiaries, nor, to the best knowledge of Target, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. Since January 1, 1997, no claim has been asserted against Target or any of the Target Subsidiaries for renegotiation or price redetermination of any material business transaction.

     Section 3.18 Permits; Compliance with Laws. Target and each of the Target Subsidiaries has all necessary franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to obtain such Permit would not have a Target Material Adverse Effect. No Permit is subject to termination as a result of the execution of the Agreement or consummation of the transactions contemplated hereby. Target and each of the Target Subsidiaries is now and has heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of its business, except for any such non-compliance or violation that, individually or in the aggregate, would not have a Target Material Adverse Effect. Target and each of the Target Subsidiaries has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety law or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law, except where the facts giving rise to such action would not have a Target Material Adverse Effect. Neither Target, any Target Subsidiary nor, to Target's knowledge, any of its or their employees (in their capacities as such) has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Neither Target nor any Target Subsidiary has participated directly or indirectly in any boycotts or other similar practices affecting any of its or their customers. Target and each Target Subsidiary have complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its or their products.

     Section 3.19 Labor Laws. Neither Target nor any of the Target Subsidiaries is delinquent in material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. To the best knowledge of Target, Target and each of the Target Subsidiaries is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with the general operations of Target or any of the Target Subsidiaries existing, pending or threatened against or involving Target or any of the Target Subsidiaries.

     Section 3.20 Information Supplied by Target.

          (a) No statements by Target or any Target Shareholder contained in this Agreement, its exhibits and schedules, nor any of the certificates or documents, including any of the Transaction Documents and the Information Statement (as defined in Section 5.1), required to be delivered by Target or any Target Shareholder to Acquiror under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          (b) Target has provided to, or made available for inspection and copying by, Acquiror and its counsel true, correct and complete copies of all documents listed in the Target Disclosure Schedule.

     Section 3.21 Investment Banking; Brokerage Fees. Except as set forth in
Section 3.21 of the Target Disclosure Schedule, Target has not incurred or become liable for any broker's or finder's fee, banking fees or similar compensation, relating to or in connection with the transactions contemplated hereby.

     Section 3.22 Employee Benefit Programs.

          (a) Section 3.22 of the Target Disclosure Schedule sets forth a list of every employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "EMPLOYEE PROGRAM") that has been maintained by Target or any of the Target Subsidiaries or to which Target or any of the Target Subsidiaries has contributed at any time during the three-year period ending on the date hereof and (i) is subject to the Employee Retirement Income Security Act of 1974, as amended, (ii) involves the issuance of options or other securities, or (iii) is otherwise material.

          (b) The terms and operation of each Employee Program comply in all material respects with all applicable laws and regulations relating to such Employee Program. Except as set forth in Section 3.22 of the Target Disclosure Schedule, there are no unfunded obligations of Target or any of the Target Subsidiaries under any retirement, pension, profit sharing, deferred compensation plan or similar program. Each Employee Program which has been maintained by Target or any of the Target Subsidiaries and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section. Neither Target nor any of the Target Subsidiaries is required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law. Except as set forth in Section 3.22 of the Target Disclosure Schedule, neither Target nor any of the Target Subsidiaries has ever maintained or contributed to any Employee Program providing or promising any health or other nonpension benefits to terminated or retired employees, except to the extent required by law.

          (c) With respect to each Employee Program maintained by Target or any of the Target Subsidiaries during the three-year period ending on the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Acquiror: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

     Section 3.23 Environmental Matters.

          (a) Except as set forth in Section 3.23 of the Target Disclosure Schedule, and except for commercially reasonable quantities of office supplies, neither Target nor any of the Target Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) and, to the best knowledge of Target, (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Target or any of the Target Subsidiaries, or has ever come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Target or any of the Target Subsidiaries for treatment, storage, or disposal at any other place; (iii) neither Target nor any of the Target Subsidiaries presently owns, operates, leases, or uses, nor has Target or any of the Target Subsidiaries previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (iv) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Target or any of the Target Subsidiaries in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Section 3.23 of the Target Disclosure Schedule (i) to the best knowledge of Target, neither Target nor any of the Target Subsidiaries has any material liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) to the best knowledge of Target, Target and each of the Target Subsidiaries, any material property owned, operated, leased, or used by any of them, and any material facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; and (iii) neither Target nor any of the Target Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

          (c) Except as set forth in Section 3.23 of the Target Disclosure Schedule, no material site owned, operated, leased, or used by Target or any of the Target Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) Target has provided or made available to Acquiror copies of all material documents, records, and information of Target or any of the Target Subsidiaries, concerning any material environmental or health and safety matter relevant to Target or any of the Target

Subsidiaries including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 3.23, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

     Section 3.24 Insurance. The physical properties, assets, business, operations, employees, officers and directors of Target and each of the Target Subsidiaries are insured, including errors and omissions insurance, to the extent disclosed in Section 3.24 of the Target Disclosure Schedule. Except as set forth in Section 3.24 of the Target Disclosure Schedule, there is no material claim by Target or any of the Target Subsidiaries pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Target is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by Target and each of the Target Subsidiaries with all requirements of applicable law and all material agreements and leases to which any of them is a party. Each such insurance policy shall continue to be in full force and effect following consummation of the transactions contemplated by the Agreement. Target does not know, after due inquiry, of any threatened termination of any such policies or arrangements.

     Section 3.25 Relationship with Customers and Suppliers. Except as set forth in Section 3.25 of the Target Disclosure Schedule, no single customer accounted for more than five percent of the aggregate revenues of Target and the Target Subsidiaries taken as a whole for the fiscal year ended December 31, 1997 or the nine-month period ending on the date of the Most Recent Balance Sheet. Except as set forth in Section 3.25 of the Target Disclosure Schedule, no customer which accounted for more than five percent of the aggregate revenues of Target and the Target Subsidiaries taken as a whole for the fiscal year ended December 31, 1997 or the period ending on the date of the Most Recent Balance Sheet or which is otherwise significant to Target or any of the Target Subsidiaries (each, a "MATERIAL CUSTOMER"), or any supplier which is significant to Target or any Target Subsidiary (each, a "MATERIAL SUPPLIER"), has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with Target or any of the Target Subsidiaries, or has during said period decreased materially its usage or purchase of the services or products of Target or any of the Target Subsidiaries or has decreased materially its services or supplies to Target or any of the Target Subsidiaries. No Material Customer or Material Supplier has, to the knowledge of Target, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Target or any of the Target Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services or products of Target or any of the Target Subsidiaries or the provision of services or supplies to Target or any of the Target Subsidiaries, as the case may be.

     Section 3.26 Trade Regulation. Target has not terminated its relationship with or refused to ship Target Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Target in excess of $100,000 in any year. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in material compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Target or any Target Subsidiary with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

     Section 3.27 Products; Product Warranties.

          (a) A form of each product warranty relating to products manufactured or sold by Target within the last two years has been delivered to Acquiror.

          (b) The Target Disclosure Schedule sets forth a true and complete list of (i) all products manufactured, marketed or sold by Target that have been recalled or withdrawn (whether voluntarily or otherwise) (ii) all proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any product sold by Target, and (iii) all warranty claims within the past two years.

          (c) Target has no knowledge of any material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Target within the past two years, or any defect in repair to, or replacement of, any such products, which defect could give rise to a Target Material Adverse Effect.

          (d) Except as provided in any of the standard product warranties described in this Section Target has not sold any products or services which are subject to an extended warranty beyond twelve (12) months and which warranty has not yet expired.

          (e) Target Products are able to (i) accurately process, without human intervention, date/time data (including, but not limited to, calculating, comparing, sequencing and reporting) from, into, and between the twentieth and twenty-first centuries and the years 1999 and 2000 and leap year calculations, and with respect to dates and dates prior to, through, and beyond January 1, 2000 and (ii) correctly differentiate between years in different centuries that end in the same two digits.

     Section 3.28 Software and Systems Applications. Except as disclosed in
Section 3.28 of the Target Disclosure Schedule, all of the current material software and all material systems, including material embedded systems, used by the Target in the operation of its business (the "BUSINESS APPLICATIONS"), comply with the necessary requirements to function consistently with its current operation after the year 1999 and after the year 2000, and are otherwise "year 2000 compliant." The term "year 2000 compliant" used in this section means: (i) to accurately process and report on (including but not limited to calculating, comparing and sequencing, moving backward and forward in time, including leap-year calculations), without human intervention, date/time data with respect to dates and data prior to, through and beyond January 1, 1999 and January 1, 2000;
(ii) to perform without interruption, damage and/or interference due to the transition from the year 1999 to the year 2000, from the 20th to the 21st Centuries and/or due to ongoing operation in the 21st Century; and (iii) to correctly differentiate between years in different centuries that end in the same two digits and to store and display date information in ways that are unambiguous as to the applicable century. A description of any non-compliant Business Application and an estimate of the capital expenditures necessary to make such Business Application(s) "year 2000 compliant" is set forth in Section
3.28 of the Target Disclosure Schedule.

     Section 3.29 Powers of Attorney. Neither Target nor any Target Subsidiary has any outstanding power of attorney.

                                   ARTICLE 4

              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

     As a material inducement to Target and the Target Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Acquiror and Sub represent and warrant to Target, except as disclosed in a filing with the Securities and Exchange Commission (the "COMMISSION") or the disclosure schedule delivered by Acquiror to Target pursuant to this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"), arranged in paragraphs corresponding to the numbered and lettered paragraphs of this Article 4, as follows:

     Section 4.1 Organization of Acquiror and Sub. Each of Acquiror and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could result in a material adverse effect on the business as presently conducted, assets (including intangible assets), liabilities, financial condition, property or results of operations of Acquiror and its Subsidiaries taken as a whole, in an amount in excess of $400,000 (an "ACQUIROR MATERIAL ADVERSE EFFECT").

     Section 4.2 Acquiror Capital Structure. The authorized capital stock of Acquiror consists of 30,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Preferred

Stock, par value $.01 ("ACQUIROR PREFERRED STOCK"), of which there were issued and outstanding as of the close of business on September 30, 1998, 11,940,434 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued on or after October 1, 1998 upon the exercise of options issued under the stock option plans of Acquiror. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on September 30, 1998, Acquiror has reserved an aggregate of 1,245,488 shares of Acquiror Common Stock for issuance to employees, directors and independent contractors upon exercise of outstanding options to acquire shares of Acquiror Common Stock issued under Acquiror's stock option plans. Other than as contemplated by this Agreement, and except as described in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements to which Acquiror or Sub is a party or by which either of them is bound obligating Acquiror or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Sub or obligating Acquiror or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Acquiror Common Stock to be issued pursuant to the Merger (including shares of Acquiror Common Stock issued upon exercise of Target Options assumed by Acquiror) will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

     Section 4.3  Authority; No Conflict; Required Filings and Consents.

          (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub. This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms.

          (b) The execution and delivery by Acquiror and Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), or require any notice to or consent by any party under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have an Acquiror Material Adverse Effect.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Agreement of Merger with the Delaware Secretary of State,
(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have an Acquiror Material Adverse Effect.

     Section 4.4  Commission Filings; Financial Statements.

          (a) Acquiror has filed with the Commission and made available to Target or its representatives all forms, reports and documents required to be filed by Acquiror with the Commission since December 31, 1995 (collectively, the "ACQUIROR COMMISSION REPORTS"). The Acquiror Commission Reports, including Acquiror Commission Reports filed after the date of this Agreement until Closing, (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and (ii) did not or will not at the time they were or will be filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror Commission Reports or necessary in order to make the statements in such Acquiror Commission Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes) contained in the Acquiror Commission Reports, including any Acquiror Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented or will fairly present the consolidated financial position of Acquiror and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 4.5 Absence of Certain Changes or Events. Since December 31, 1997, Acquiror and its Subsidiaries have conducted their business only in the ordinary course and, since such date, there has not been (i) any Acquiror Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Acquiror or any of its Subsidiaries having an Acquiror Material Adverse Effect; (iii) any material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, incurred by Acquiror and its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business; (iv) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of Acquiror and its Subsidiaries other than in the ordinary course of business; or
(v) any other material transaction entered into by Acquiror or any of its Subsidiaries other than transactions in the ordinary course of business.

     Section 4.6 Compliance with Laws. Acquiror has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have an Acquiror Material Adverse Effect.

     Section 4.7 Pooling of Interests. Neither Acquiror nor any of its affiliates has taken or agreed to take any action which would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests.

     Section 4.8 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.9 Disclosure. No statements by Acquiror contained in this Agreement, its exhibits and schedules, nor any of the certificates or documents, including any of the Transaction Documents and the Information Statement (as defined in Section 5.1), required to be delivered by Acquiror or Sub to Target under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     Section 4.10 Shareholders Consent. No consent or approval of the shareholders of Acquiror is required or necessary for Acquiror to enter into this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby.

                                   ARTICLE 5

                        PRECLOSING COVENANTS OF TARGET

     Section 5.1 Approval of Target Shareholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, Target will solicit written consents from its shareholders seeking, or hold a shareholders meeting (the "TARGET SHAREHOLDERS' MEETING") for the purpose of seeking, approval of this Agreement. If Target holds a shareholders' meeting, the Board of Directors will solicit proxies from Target's shareholders to vote such shareholders' shares at the Target Shareholders' Meeting. In soliciting such written consent or proxies, the Board of Directors of Target will recommend to the shareholders of Target that they approve this Agreement and shall use its reasonable efforts to obtain the approval of the shareholders of Target entitled to vote on or consent to this Agreement in accordance with Delaware Law and Target's Certificate of Incorporation. Target and Acquiror will prepare as soon as reasonably practicable an information statement (the "Information Statement") and if Target holds a shareholders' meeting, a proxy statement, in form and substance reasonably acceptable to Acquiror, with respect to the solicitation of written consents and/or proxies from the shareholders of Target to approve this Agreement.

     Section 5.2 Advice of Changes. Target will promptly advise Acquiror in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

     Section 5.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent that Acquiror shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target shall promptly notify Acquiror of any event or occurrence not in the ordinary course of business of Target. Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Acquiror:

          (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Target Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Target Disclosure Schedule;

          (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

          (e) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any nonofficer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (f) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except pursuant to the instruction of Target's independent auditors consistent with past practice and in accordance with GAAP;

          (g) Amend or propose to amend its Certificate of Incorporation or Bylaws;

          (h)  change accounting methods;

          (i) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (j) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of Target or Acquiror;

          (k) enter into any agreement (other than sales contracts entered into in the ordinary course of business) in which the obligation of Target exceeds $100,000 or shall not terminate or be subject to termination by Target within 180 days following execution, except purchases of inventory in the ordinary course of business not in excess of $250,000; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above, or any action which is reasonably likely to make any of Target's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     Section 5.4 Access to Information. Until the Closing, Target shall respond within two business days to any written request by Acquiror for information about Target's business, financial condition or results of operations, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, personal property and financial condition, provided, however, that with respect to specific highly
           --------  -------
sensitive competitive information, Target may decline to provide such information to Acquiror if such information is delivered to Acquiror's independent accountants and Acquiror is notified of such delivery. Target shall cause its accountants to cooperate with Acquiror and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1) which will prohibit the information from being communicated to Acquiror, Sub or their employees, affiliates or representatives.

     Section 5.5 Satisfaction of Conditions Precedent. Target will use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Target will use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target shall use its reasonable best efforts to obtain any and all consents necessary, and to give any and all notices required, with respect to those contracts listed in Section 3.15 of the Target Disclosure
Schedule in connection with the Merger (the "MATERIAL CONSENTS"). All of the Material Consents are listed in Section 5.5 of the Target Disclosure Schedule.

     Section 5.6 Other Negotiations. Prior to the earlier of the termination of this Agreement or the Effective Time, Target will not (and it will not permit any of its shareholders, officers, directors, employees, agents and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of Target, any merger or consolidation with or involving Target, or any acquisition of any material portion of the stock or assets of Target or any material license of Target's Intellectual Property Rights outside of the ordinary course of business (any of the foregoing being referred to in this Agreement as a "TARGET ACQUISITION TRANSACTION") or enter into an agreement concerning any Target Acquisition Transaction with any party other than Acquiror. If between the date of this Agreement and the termination of this Agreement pursuant to Section 9.1, Target receives from a third party any offer or indication of interest regarding any Target Acquisition Transaction, or any request for information regarding any Target Acquisition Transaction, Target shall (i) notify Acquiror immediately (orally and in writing) of such offer, indication of interest or request, including the terms of any proposal therein, and (ii) notify such third party of Target's obligations under this Agreement.

                                   ARTICLE 6

              PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

     Section 6.1 Advice of Changes. Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

     Section 6.2 Reservation of Acquiror Common Stock. Acquiror shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon consummation of the Merger, including shares of Acquiror Common Stock that will be issued upon exercise of Target Options assumed by Acquiror.

     Section 6.3 Satisfaction of Conditions Precedent. Acquiror and Sub will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     Section 6.4 Nasdaq National Market Listing. Acquiror shall cause the shares of Acquiror Common Stock issuable to the shareholders of Target in the Merger, including shares of Acquiror Common Stock issuable upon exercise of Acquiror Options, to be authorized for listing on the Nasdaq National Market.

     Section 6.5  Stock Options and Employee Benefit Plans.

          (a) At the Effective Time, each outstanding Target Option under the Target Option Plan, whether vested or unvested, shall be assumed by Acquiror and deemed to constitute an option (an "ACQUIROR OPTION") to acquire on the same terms and conditions as were applicable under the Target Option the same number of shares of Acquiror Common Stock as the holder of such Target Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number in the case of any Target Option qualified under Section 422 of the Code, and otherwise rounded to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by (ii) the number of full shares of Acquiror Common Stock deemed purchasable pursuant to such Acquiror Option in accordance with the foregoing. It is expressly recognized and agreed that the substitution of any Acquiror Option for any Target Option qualified under
Section 422 of the Code is intended to comply with all of the provisions of
Section 424(a) of the Code. Promptly after the Effective Time, Acquiror shall deliver to the holders of Target Options appropriate notices setting forth such holder's rights pursuant to the plan and/or the agreements evidencing the grants of such Acquiror Options. Acquiror shall take all corporate action and comply with all applicable federal and state securities laws necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Acquiror Options assumed by it in accordance with this Section
6.5 immediately after the Effective Time. Acquiror has filed with the Commission Registration Statement on Form S-8 (File No. 333-65063) covering the Acquiror Common Stock that will be issued upon the exercise of the Target Options assumed by Acquiror. Such Registration Statement is effective and Acquiror will maintain the effectiveness thereof during the term of the Target Options.

          (b) Employees of Target at the Effective Time will be provided with employee benefit plans, programs and arrangements by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employees than those provided from time to time by Acquiror and its Subsidiaries to similarly situated employees. If any employee of Target becomes a participant in any employee benefit plan, program, policy or arrangement of Acquiror, such employee shall be given credit for all service prior to the Effective Time with Target to the extent permissible under applicable law and any pre-existing conditions or restrictions, waiting period or other such limitations under such plans, programs or arrangements shall be waived.

     Section 6.6 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror agrees (except to the extent that Target shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Acquiror shall promptly notify Target of any event or occurrence not in the ordinary course of business of Acquiror.

     Section 6.7 Other Negotiations. Prior to the earlier of the termination of this Agreement or the Effective Time, Acquiror will not (and it will not permit any of its officers, directors, employees, agents and Affiliates on its behalf
to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group regarding any acquisition of, or by Acquiror, any merger or consolidation with or involving Acquiror, or any acquisition of any material portion of the stock or assets of, or by Acquiror or any material license of Acquiror proprietary rights (any of the foregoing being referred to in this Agreement as an "ACQUIROR ACQUISITION TRANSACTION") or enter into an agreement concerning any Acquiror Acquisition Transaction with any party other than Target. If between the date of this Agreement and the termination of this Agreement pursuant to
Section 9.1, Acquiror receives from a third party any offer or indication of interest regarding any Acquiror Acquisition Transaction, or any request for information regarding any Acquiror Acquisition Transaction, Acquiror shall (i) notify Target immediately (orally and in writing) of such offer, indication of interest or request, including the full terms of any proposal therein, and (ii) notify such third party of Acquiror's obligations under this Agreement.

     Section 6.8 Board Representation. Acquiror shall use its reasonable best efforts to cause one (1) person designated by Target who is mutually agreed to by Target and Acquiror and who is not an employee of Target to be nominated and elected to Acquiror's Board of Directors at the next annual meeting of shareholders of Acquiror.

     Section 6.9 Retention of Employees. Acquiror will use its reasonable best efforts to retain substantially all of Target's employees after the Closing, provided, however, that nothing contained in this Section shall preclude
--------  -------
Acquiror from exercising its prudent business judgment with respect to Target employment matters.

     Section 6.10 Indemnification of Target Officers and Directors. From and after the Effective Time, the officers and directors of Target immediately prior to the Effective Time shall be indemnified on the same terms and conditions as provided by Target's Certificate of Incorporation and Bylaws and Acquiror agrees to honor the indemnification provisions as contained therein.

                                   ARTICLE 7

                               OTHER AGREEMENTS

     Section 7.1 Confidentiality. Each party acknowledges Acquiror and Target have previously executed a Confidentiality Agreement dated October 8, 1998 (the "CONFIDENTIALITY AGREEMENT"), which agreement shall continue in full force and effect in accordance with its terms.

     Section 7.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger, except by mutual agreement; provided, however, that either of the parties, but
                            --------  -------
only after reasonable consultation with the other, including legal counsel, may make such disclosure as may be required under applicable law, regulation or the listing standards of the Nasdaq Stock Market.

     Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective reasonable best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances (including under the Hart-Scott-Rodino Antitrust Improvements Act the "HSR Act") with respect thereto and supply all additional information requested in connection therewith and Acquiror shall use its reasonable best efforts to comply with any request of the U.S. Department of Justice required to facilitate clearance under the HSR Act; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, but no later than December 31, 1998, provided, however, that such date shall be extended to March 31, 1999 if Acquiror or Target receives a "second request" under the HSR Act.

     Section 7.4 Pooling Accounting. Target and Acquiror shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. No party shall intentionally take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

     Section 7.5 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     Section 7.6 Escrow Agreement. On or before the Closing Date, Acquiror shall, and the parties hereto shall exercise their reasonable best efforts to cause the Escrow Agent and the Target Shareholders to enter into an Escrow Agreement in the form attached hereto as Exhibit D.
                                         ---------

     Section 7.7 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter, substantially in the form of Exhibit E attached hereto, which states that shares of capital stock of
---------
Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit F attached hereto, along with written authorization for
            ---------
Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

     Section 7.8 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     Section 7.9 Information Statement; Other Filings; Board Recommendations. After the execution of this Agreement, Target and Acquiror will prepare, and Target will distribute any required Information Statement to the shareholders of Target at the earliest practicable time. As promptly as practicable after the date of this Agreement, Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Information Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to shareholders of Target, such amendment or supplement. The Information Statement will include the recommendation of the Board of Directors of Target in favor of adoption and approval of this Agreement and approval of the Merger.

     Section 7.10 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code. Acquiror will continue at least one significant business line of Target, or use at least a significant portion of Target's historic business assets in a business, in each case within the meaning of Reg. (S) 1.368-1(d). All parties shall treat the Merger as a reorganization qualifying under (S) 368(a) of the Code on their respective tax returns. Acquiror shall reasonably cooperate with Target in providing information and certifications required for Target to obtain the legal opinion referred to in Section 8.3(d) of this Agreement.

                                   ARTICLE 8

                             CONDITIONS TO MERGER

     Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction, in all material respects, prior to the Closing Date of the following conditions:

          (a) Approvals.  Other than the filing provided for by Section 1, all
              ---------
authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods (including the waiting period under the HSR Act) imposed by, any governmental entity shall have been filed, occurred or been obtained.

          (b) No Injunctions or Restraints; Illegality.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Acquiror after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (c) Pooling Letters.  Acquiror shall have received a letter from
              ---------------
PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to Acquiror, regarding that firm's concurrence with Acquiror's management's and Target's management's conclusion that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under GAAP if consummated in accordance with this Agreement. Target shall have received a letter from Ernst & Young LLP dated as of the Closing Date and addressed to Target, regarding that firm's concurrence with Target's management's and Acquiror's management's conclusion as to certain criteria required by APB Opinion #16 for the application of "pooling of interests" accounting to the Merger, in the form previously provided to Acquiror's counsel.

          (d) Nasdaq.  The shares of Acquiror Common Stock to be issued in the
              ------
Merger shall have been approved for quotation on the Nasdaq National Market.

     Section 8.2 Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

          (a) Representations and Warranties.  Each of the representations and
              ------------------------------
warranties of Target made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date); and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

          (b) Performance of Obligations of Target.  Target shall have performed
              ------------------------------------
in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

          (c) Shareholder Approval.  The shareholders of Target entitled to vote
              --------------------
on or consent to this Agreement and the Merger in accordance with Delaware Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger.

          (d) Blue Sky Laws.  Acquiror shall have received all state securities
              -------------
or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

          (e) Dissenting Shareholders.  Not more than 2.5% of Target's issued
              -----------------------
and outstanding capital stock as of the Closing shall be held by persons exercising appraisal rights under Delaware Law with respect to such shares.

          (f) Escrow Agreement.  The Escrow Agent and the Target Shareholders
              ----------------
shall have executed and delivered to Acquiror the Escrow Agreement and such agreement shall remain in full force and effect.

          (g) Shareholder Agreements.  Each Target Shareholder who is receiving
              ----------------------
shares of Acquiror Common Stock in the Merger shall have executed and delivered to Acquiror a Shareholders Agreement, in the form attached hereto as Exhibit C,
                                                                     ---------
and each such agreement shall remain in full force and effect.

          (h) Ancillary Agreements.  Each of the Employment Agreements executed
              --------------------
and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

          (i) Opinion of Counsel and Other Documents.  Acquiror shall have
              --------------------------------------
received (i) an opinion dated the Closing Date of Goodwin, Procter & Hoar LLP, counsel to Target, in a form to be agreed upon by the parties and (ii) such other certificates and documents with respect to Target as counsel for the Acquiror shall have reasonably requested.

          (j) Approvals.  All authorizations, consents, or approvals of, or
              ---------
notifications to any third party listed in Section 8.2 of the Target Disclosure Schedule, shall have occurred or been obtained.

          (k) Termination of Agreements.  The following agreements between
              -------------------------
Target and certain of its shareholders shall have been terminated: (i) Shareholders' Agreement by and among Elbit Systems, Inc., Elbit Limited and the Investors (defined therein) dated as of September 30, 1996, and (ii) Registration Rights Agreement by and among Elbit Systems, Inc., Elbit Limited and the Investors dated as of September 30, 1996 .

          (l) Fairness Opinion.  Acquiror shall have received the written
              ----------------
opinion of BancBoston Robertson Stephens to the effect that the Exchange Ratio is fair to Acquiror from a financial point of view.

          (m) Target Indebtedness.  The long-term obligations (including current
              -------------------
portion) of Target of the type recorded on the Most Recent Balance Sheet under the caption "Long-term obligations" shall not be more than $20 million.

          (n) Due Diligence.  Acquiror shall have received and completed its
              -------------
review of all documents and other information requested by Acquiror in writing prior to the date hereof which have not been delivered to Acquiror on or before the date hereof; all of which must be satisfactory to Acquiror.

          (o) No Material Adverse Change.  Except as disclosed in this Agreement
              --------------------------
or the Schedules hereto, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Target since the date of the Most Recent Balance Sheet.

     Section 8.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Target:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Acquiror and Sub made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date (it being understood that representations and warranties made "as of the date hereof" shall also be deemed to have been made as of the Closing Date); and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

          (b) Performance of Obligations of Acquiror and Sub.  Acquiror and Sub
              ----------------------------------------------
shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

          (c) Shareholder Approval.  The shareholders of Target entitled to vote
              --------------------
on or consent to this Agreement and the Merger in accordance with Delaware Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger.

          (d) Blue Sky Laws.  Acquiror shall have received all state securities
              -------------
or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

          (e) Escrow Agreement.  The Escrow Agent and Acquiror shall have
              ----------------
executed and delivered the Escrow Agreement and such agreement shall remain in full force and effect.

          (f) Approvals.  All authorizations, consents or approvals of, or
              ---------
notifications to any third party listed on Section 8.3 of Acquiror's Disclosure Schedule, shall have occurred or been obtained.

          (g) Target Indebtedness.  The outstanding indebtedness of Target to
              -------------------
Bank of Boston and the outstanding indebtedness of Target to Elbit Limited ("ELBIT") shall be paid off by FLIR at Closing.

          (h) Tax Opinion.  Target shall have received the opinion of Goodwin,
              -----------
Procter & Hoar LLP, counsel to Target, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code.

          (i) Opinion of Counsel and Other Documents.  Target shall have
              --------------------------------------
received (i) an opinion dated the Closing Date of Ater Wynne LLP, counsel to Acquiror, in a form to be agreed upon by the parties and (ii) such other certificates and documents with respect to Acquiror as counsel for Target shall have reasonably requested.

          (j) No Material Adverse Change.  Except as disclosed in this Agreement
              --------------------------
or the Schedules or SEC Reports, there shall not have been any change or series of changes that have a material adverse effect or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Acquiror since September 30, 1998.

     Section 8.4 Condition to Obligations of Elbit. The obligations of Elbit to effect the Merger are subject to the satisfaction of the following condition, which may be waived, in writing, exclusively by Elbit: the outstanding indebtedness of Target to Elbit shall be paid off by FLIR at Closing.

                                   ARTICLE 9

                           TERMINATION AND AMENDMENT

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of Acquiror and Target;

          (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

          (c) by Acquiror or Target, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;

          (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before March 31, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement);

          (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before March 31, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement);

          (f) by Target, by giving written notice to Acquiror, if the average of the closing sales prices of Acquiror Common Stock reported in the Wall Street Journal on the basis of information provided by the Nasdaq Stock Market for each of the 20 trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article 8 shall have been satisfied or waived, shall be less than $8.00 per share (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination); or

          (g) by Acquiror, by giving written notice to Target, if the average of the closing sales prices of Acquiror Common Stock reported in the Wall Street Journal on the basis of information provided by the Nasdaq Stock Market for each of the 20 trading days immediately preceding (but not including) the first date on which all of the conditions set forth in Article 8 shall have been satisfied or waived, shall be more than $22.00 per share (as adjusted for any stock splits, reclassifications, stock dividends or the like between the date of this Agreement and the date of termination).

     Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, shareholders or Affiliates, provided, however, that (i) the provisions of the last sentence of Section 5.4 and Sections 7.1, 7.2, 9.2, 9.3 and Article 11 shall survive any termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement prior to the date of termination.

     Section 9.3  Fees and Expenses.

          (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (b) If the Merger is consummated, all legal, accounting, investment banking, broker's and finder's fees and expenses incurred by Target in its corporate capacity in connection with the Merger shall be paid by Acquiror or the Surviving Corporation.

                                  ARTICLE 10

                                INDEMNIFICATION

     Section 10.1 Scope of Indemnification. Each Target Shareholder severally and not jointly agrees to indemnify and hold harmless Acquiror and Sub, their affiliates and their respective officers, directors, employees and agents (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Indemnified Party (a "LOSS" or "LOSSES") arising out of or based upon:

          (a) fraud, intentional misrepresentation or a deliberate or willful breach by Target or the Target Shareholders of any of their representations, warranties, covenants or agreements under this Agreement or any of the Transaction Documents or in any certificate, schedule or exhibit delivered under this Agreement or any of the Transaction Documents, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representation, warranty, covenant or agreement; and

          (b) any other breach of any representation, warranty, covenant or agreement made by Target or the Target Shareholders in this Agreement or any of the Transaction Documents or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement or any of the Transaction Documents, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representation, warranty, covenant or agreement.

Claims under clauses (a) and (b) of this Section 10.1 are hereinafter collectively referred to as "INDEMNIFIABLE CLAIMS."

     Section 10.2 Limitation of Liability. The indemnification obligation of the Target Shareholders pursuant to this Section 10 shall be subject to the following limitations:

          (a) The maximum aggregate liability of the Target Shareholders with respect to the indemnification provided in Section 10.1 (the "AGGREGATE LIABILITY CAP") shall be equal to 50 percent of the aggregate fair market value of the Acquiror Common Stock issued to the Target Shareholders in the Merger calculated based on the Closing Stock Price. The maximum aggregate liability of each Target Shareholder with respect to the indemnification provided in Section
10.1 shall be such Target Shareholder's Pro Rata Indemnity Share (as defined in
Section 10.2(b)) of the Aggregate Liability Cap.

          (b) Except as otherwise provided below, the indemnification obligation of the Target Shareholders under Section 10.1 shall be satisfied first out of the Escrow Shares. If any indemnity obligation is satisfied out of the Escrow Shares, each Target Shareholder shall be considered to have paid that portion of the indemnity obligation that is equal to the percentage set forth opposite that Target Shareholder's name on Exhibit A of the Escrow Agreement (the "PRO RATA INDEMNITY SHARE"). Subject to the Aggregate Liability Cap expressed in Section 10.2(a) above, if the Escrow Shares remaining in escrow on the date a Claim Notice (as defined below) is sent to the Escrow Agent, valued as provided herein, are insufficient to satisfy the indemnity obligation hereunder, each Target Shareholder shall be severally and not jointly liable for the amount of its Pro Rata Indemnity Share of the remaining deficiency. Any such deficiency may be paid by surrendering to Acquiror a number of shares of Acquiror Common Stock having a value (calculated based on the Closing Stock Price) equal to the deficiency.

          (c) Subject to the exceptions set forth in Section 10.2(e), the Target Shareholders shall not be obligated to indemnify Indemnified Parties in respect of any Loss arising from Indemnifiable Claims pursuant to Section 10.1(b) until the cumulative amount of such claims exceeds One Million Dollars ($1,000,000), whereupon the full amount of such Losses shall be recoverable in accordance with the terms hereof.

          (d) Subject to the exceptions set forth in Section 10.2(e), indemnification with respect to Losses arising from Indemnifiable Claims pursuant to Section 10.1(b) shall expire on the date that is 180 days after the Closing (the "EXPIRATION DATE"); provided, however, that in each case if prior
                                 --------  -------
to the Expiration Date a specific state of facts shall have become known which may constitute or give rise to any Indemnifiable Loss as to which indemnity may be payable and an Indemnified Party shall have given written notice of such facts to the Target Shareholders, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of, and any indemnification due in respect thereof shall have been paid.

          (e) Notwithstanding anything in this Section 10.2 to the contrary, Indemnified Parties shall not be subject to any limitation, whether pursuant to this Section 10.2 or otherwise and shall be entitled to dollar-for-dollar recovery, in seeking indemnification from the Target Shareholders with respect to Losses arising under or described in Section 10.1(a).

     Section 10.3 Procedure for Indemnification. The obligations and liabilities of the Target Shareholders in connection with claims for indemnification for Losses by an Indemnified Party shall be subject to the following terms and conditions:

          (a) The Indemnified Party shall give written notice to each Target Shareholder (or the designated representative of the Target Shareholders) and the Escrow Agent (to the extent Escrow Shares remain in escrow) of its claim for indemnification as promptly as practicable whenever the Indemnified Party shall have determined that there are facts or circumstances which render or would reasonably and forseeably render the Target Shareholders liable for indemnification under this Article 10; provided, however, that the failure to give a timely notice of a claim for indemnification shall not limit the indemnification obligations of the Target Shareholders hereunder except to the extent that the delay in giving such notice materially adversely affects the ability of the Target Shareholders to either defend against a Third Party Claim (as hereinafter defined) or in any way mitigate Losses with respect to any claim. The notice (a "CLAIM NOTICE") shall set forth in reasonable detail the basis for the claim, the nature of the Losses and the amount thereof. To the extent such amount is not known, an Indemnified Party shall reasonably estimate the Losses associated with such claim.

          (b) If the Claim Notice states that a claim has been asserted by a third party against the Indemnified Party (a "THIRD PARTY CLAIM"), the Target Shareholders or their representative shall have 30 days (or 10 days in the case of a Third Party Claim with respect to which a complaint has been filed) after their receipt of the Claim Notice to notify the Indemnified Party in writing whether the Target Shareholders elect to undertake, conduct and control, through counsel of their choosing, and at their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (i) If within the appropriate time period specified in this
     Section 0 above the Target Shareholders notify the Indemnified Party that they elect to undertake the good faith settlement or defense of the Third Party Claim, the Target Shareholders shall conduct the defense or undertake the settlement in good faith and in a diligent manner and the Indemnified Party shall cooperate with the Target Shareholders in connection therewith and make available to the Target Shareholders all relevant information material to the defense of the Third Party Claim. The Indemnified Party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of the Indemnified Party's counsel shall be borne by the Indemnified Party unless: (a) the employment of counsel for the Indemnified Party in connection with the defense of the Third Party Claim shall have been authorized in writing by the Target Shareholders; (b) the Indemnified Party shall have reasonably concluded based on the written advice of counsel that there are defenses available to him, her or it which are different from or additional to those available to the Target Shareholders; or (c) the Indemnified Party's legal counsel shall advise the Indemnified Party in writing, with a copy to the Target Shareholders, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If any of items
     (a) through (c) of the immediately preceding sentence apply, the Target Shareholders shall pay the fees and expenses of the Indemnified Party's counsel as well as any Losses. The Indemnified Party shall have the right to approve all settlements of Third Party Claims, which approval will not be unreasonably withheld. So long as the Target Shareholders are reasonably contesting the Third Party Claim in good faith, the Indemnified Party shall not pay or settle the Third Party Claim without the Target Shareholders' written consent, which consent will not be unreasonably withheld.

               (ii) If (a) the Target Shareholders shall not have notified the Indemnified Party of their election to undertake the good faith settlement or defense of the Third Party Claim within the time specified by Section 10.3(b) hereof or (b) if, within fifteen (15) days after receipt by the Target Shareholders of written notice that the Target Shareholders are not diligently conducting the defense or attempted settlement in good faith, the Target Shareholders do not provide reasonably sufficient evidence to the Indemnified Party that the Target Shareholders are diligently conducting the defense or attempting settlement in good faith, the Indemnified Party shall thereafter have the right to hire its own counsel to contest, settle or compromise the Third Party Claim in a reasonably appropriate manner without waiving any right to indemnification from the Target Shareholders (including indemnification for the Indemnified Party's attorneys' fees and expenses).

     Section 10.4 Value of Escrow Shares. In the event that any portion of the indemnity obligation of the Target Shareholders is satisfied out of shares of Acquiror Common Stock, the price used to determine the value of each share of Acquiror Common Stock used to satisfy such indemnity obligation shall be equal to the Closing Stock Price.

     Section 10.5 Exclusive Remedy. Except for any remedy of specific performance or any other equitable remedy to which any party may be entitled, and except in the case of fraud or any action required to enforce the indemnification provisions or Sections 6.5(a) or 6.10 of this Agreement, the indemnification provisions set forth in this Article 10 shall provide the sole and exclusive rights and remedies under which a party to this Agreement may assert a claim against another party with respect to any and all breaches of any representation, warranty, covenant or agreement contained herein made to the party asserting the claim.

     Section 10.6 Reliance. No disclosure by any party ("DISCLOSING PARTY") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement (including the Schedules) and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties.

                                  ARTICLE 11

                                 MISCELLANEOUS

     Section 11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Target contained in this Agreement shall survive the Closing. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall terminate as of the Effective Time, provided that the covenants and agreements contained in Sections 2.4, 6.5, 6.8, 6.9, 6.10, 7.2, 7.5, 7.10, 9.3 and Article 11 shall survive the Closing and shall continue in full force and effect.

     Section 11.2 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered by hand, (ii) one (1) business day after deposit with a nationally-recognized overnight courier service, with delivery charges prepaid or otherwise satisfied, or (iii) three (3) days after deposit in the United States mail, postage prepaid, certified or registered mail, addressed to a party as follows:

          (a)  if to Acquiror or Sub:
               FLIR Systems, Inc.
               16505 S.W. 72nd Avenue
               Portland, OR  97224
               Attention:  James A. Fitzhenry, Esq.
               Fax No:  503-684-4188
               Telephone No:  503-684-3731

          with a copy to:

               Ater Wynne LLP
               222 S.W. Columbia, Suite 1800
               Portland, OR  97201
               Attention:  Gregory E. Struxness, Esq.
               Fax No:  503-226-0079
               Telephone No:  503-226-8449

          (b)  if to Target, to:

               Inframetrics, Inc.
               16 Esquire Road
               N. Billerica, MA  01862
               Attention:  President
               Fax No:  978-670-2667
               Telephone No:  978-901-8344

          with a copy to:

               Goodwin, Procter & Hoar, LLP
               Exchange Place
               53 State Street
               Boston, MA  02109
               Attention:  Kevin M. Dennis, Esq.
               Fax No:  617-305-6550
               Telephone No:  617-570-1528

          (c)  if to Target Shareholders:

               At the address set forth beneath each Target Shareholders' signature below with a copy to:

               Goodwin, Procter & Hoar, LLP
               Exchange Place
               53 State Street
               Boston, MA  02109
               Attention:  Kevin M. Dennis, Esq.
               Fax No:  617-305-6550
               Telephone No:  617-570-1528

     Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION."

     Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

     Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.8 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of Target, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.9 Certain Remedies. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to Acquiror, Sub, Target and the Target Shareholders, as applicable, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the aggrieved party shall be entitled to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the breaching party and to seek both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

     Section 11.10 Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal or enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

     Section 11.11 Attorneys' Fees. If a proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

     Section 11.12 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly as of the date first written above.

INFRAMETRICS, INC.                       FLIR SYSTEMS, INC.

By: /s/ Jay Teich                        By: /s/ J. Kenneth Stringer
    ------------------------------           -----------------------
Name: Jay Teich                          J. Kenneth Stringer III
      -------------------------                    President
Title: President
       ---------------------------

IRABU ACQUISITION CORPORATION

By: /s/ J. Kenneth Stringer
    -------------------------------
     J. Kenneth Stringer III
     President

                                    TARGET SHAREHOLDERS


                                    Advent Direct Investment Program Limited
                                    Partnership

                                    By:/s/ Dennis R. Costello
                                       ----------------------
                                    Name:
                                          ----------------------------------
                                    Title:
                                          ----------------------------------
                                    Address:c/o Advent International Corporation
                                    75 State Street, 29th Floor
                                    Boston, MA  02109
                                    Attn: Dennis R. Costello

                                    Advent Israel Limited Partnership

                                    By:/s/ Dennis R. Costello
                                       ----------------------
                                    Name:
                                          ----------------------------------
                                    Title:
                                          ----------------------------------
                                    Address:c/o Advent International Corporation
                                    75 State Street, 29th Floor
                                    Boston, MA  02109
                                    Attn: Dennis R. Costello

                                    Advent Israel (Bermuda) Limited Partnership

                                    By:/s/ Dennis R. Costello
                                       ----------------------
                                    Name:
                                          -----------------------------------
                                    Title:
                                          -----------------------------------
                                    Address:c/o Advent International Corporation
                                    75 State Street, 29th Floor
                                    Boston, MA  02109
                                    Attn: Dennis R. Costello

                                    EnviroTech Investment Fund I Limited
                                    Partnership

                                    By:/s/ Dennis R. Costello
                                       ----------------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------
                                    Address:c/o Advent International Corporation
                                    75 State Street, 29th Floor
                                    Boston, MA  02109
                                    Attn: Dennis R. Costello

                                    Global Private Equity II Limited Partnership

                                    By:/s/ Dennis R. Costello
                                       ----------------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------
                                    Address:c/o Advent International Corporation
                                    75 State Street, 29th Floor
                                    Boston, MA  02109
                                    Attn: Dennis R. Costello

                                    Commonwealth Capital Ventures Limited
                                    Partnership

                                    By:/s/ Jeffrey M. Hurst
                                       --------------------
                                    Name:
                                           -----------------------------------
                                    Title:
                                           -----------------------------------
                                    Address: 20 William Street, Suite 225
                                    Wellesley, MA 02481
                                    Attn: Jeffrey M. Hurst

                                    Orion Capital Holdings, Limited Partnership

                                    By:/s/ Steve Kandarian
                                       -------------------
                                    Name:
                                           -----------------------------------
                                    Title:
                                           -----------------------------------
                                    Address: c/o Orion Partners, L.P.
                                    20 William Street, Suite 145
                                    Wellesley, MA 02481
                                    Attn: Steve Kandarian

                                    M-K I Partnership, Limited Partnership

                                    By:/s/ Steve Kandarian
                                       -------------------
                                    Name:
                                           -----------------------------------
                                    Title:
                                           -----------------------------------
                                    Address: c/o Orion Partners, L.P.
                                    20 William Street, Suite 145
                                    Wellesley, MA 02481
                                    Attn: Steve Kandarian

                                    The Parthenon Group, Inc.

                                    By:/s/ Kelley Murphy
                                       -----------------
                                    Name:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------
                                    Address: 200 State Street, 14th Floor
                                    Boston, MA  02109
                                    Attn: Kelley Murphy

                                    Inframetrics Investment Limited Partnership

                                    By:/s/ Jay Teich
                                       --------------
                                    Name:
                                          ------------------------------------
                                    Title:
                                          ------------------------------------
                                    Address: c/o Inframetrics, Inc.
                                    16 Esquire Road
                                    North Billerica, MA  01862-2598
                                    Attn: Jay Teich and Azriel Biberstain

                                    Elbit Limited

                                    By:/s/ Emanual Gill
                                       ----------------
                                    Name:
                                           -----------------------------------
                                    Title:
                                           -----------------------------------
                                    Address: P.O. Box 539
                                    Advanced Technology Center
                                    Haifa 31053 - Israel
                                    Attn: Emanual Gill


                                    /s/ Azriel Biberstain
                                    ---------------------
                                    Azriel Biberstain

                                    Address:  16 Fairhaven Road
                                              Newton, MA 02159


                                    /s/ Dan Manitakos
                                    -----------------
                                    Dan Manitakos

                                    Address:  22 Intervale Avenue
                                              Peabody, MA 01960

                                    /s/ Detlev Suderow
                                    ------------------
                                    Detlev Suderow

                                    Address:  44 Forest Street
                                              Lexington, MA 02173


                                    /s/ Jay Teich
                                    -------------
                                    Jay Teich

                                    Address:  64 Webster Road
                                              Weston, MA 02193


                                    /s/ Andy Teich
                                    --------------
                                    Andy Teich

                                    Address:  10 Mellen Lane
                                              Wayland, MA 01778


                                    /s/ Charlie Torrielli
                                    ---------------------
                                    Charlie Torrielli

                                    Address:  48 Harris Street
                                              Acton, MA 01720